EXHIBIT 10.4

ASSETS PURCHASE OPTION AND LICENSE AGREEMENT

This Assets Asset Purchase Option and License Agreement (the "Agreement") is made and entered into as of February 25, 2025 (the “Effective Date”), by and between BrooQLy Inc., a Nevada corporation (“BRQL”) and Absocare, Inc a South Dakota Corporation (“ABSO”).

WHEREAS, as of February 25, 2025, BRQL owns certain Assets listed in Exhibit A hereto that are part of the BRQL business as of February 25, 2025 (the “Assets”); and

WHEREAS, the majority shareholders of BRQL (collectively, the “Shareholders”) have entered into a Securities Purchase Agreement dated February 25, 2025 (the “SPA”), pursuant to which the Shareholders have sold a controlling interest in BRQL to Aerospace Capital Partners, LLC (“ACP”), and in connection with which ACP will elect and appoint new officers and directors constituting BRQL’s new management team and plan to implement a new business plan; and

WHEREAS, ABSO wishes to have an option to purchase the Assets from BRQL six months from the date of this Agreement, and BRQL agrees to grant such option to ABSO, pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, further ABSO wishes to have a license to use the Assets for a period of 6 months prior to exercising the option to purchase the Assets, and BRQL agrees to grant such a license to ABSO, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. LICENSE GRANT

1.1 BRQL grants to ABSO a non-exclusive, royalty-free license (the “License”) to ABSO to use the Assets, to the extent owned by BRQL as of the date of this Agreement, on an “As Is” basis solely for ABSO internal business purposes during the period commencing on the Effective Date and continuing for a period of six (6) months (the "License Period").

1.2 ABSO shall have no right to sublicense, modify, distribute, or commercialize the Assets during the License Period without the prior written consent from BRQL.

2. OPTION TO PURCHASE

2.1 BRQL hereby grants ABSO an option (the "Option") to purchase all rights, title, and interest in the Assets at the end of the License Period, subject to the terms of this Agreement.

2.2 ABSO may exercise the Option by providing written notice to BRQL at any time after six (6) months from the Effective Date but before nine months from the Effective Date (the "Option Period").

2.3 The purchase price of the Assets shall be $1,000.

3. TERMINATION

3.1 If ABSO does not exercise the Option within the Option Period, all rights granted under this Agreement, including the License and the Option, shall terminate, and ABSO shall cease all use of the Assets and return or destroy any copies of related materials.

3.2 BRQL may terminate this Agreement upon written notice if Licensee breaches any material provision herein.

4. GENERAL PROVISIONS

4.1 Other than the SPA and the agreements referenced therein, this Agreement constitutes the entire understanding between the parties and supersedes all prior discussions.

4.2 This Agreement shall be governed by the laws of Nevada.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BROOQLY, INC,

By:
Name:	Kent Wilson
Title:	CEO

ABSO INC.

By:
Name:	Helen V, Maridakis
Title:	CFO

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Exhibit A

•	Name & Trademark

o	On October 14, 2021, BRQL applied to the US Patent and Trademark Office for the trademark "BROOQLY", which application was accepted and granted on February 28, 2023.
o	On October 14, 2021, BRQL applied to the EU Intellectual Property Office for the trademark "BROOQLY", which application was approved on February 2, 2022.

•	Software Code (smartphone app, web based admin panel, database)
•	Domain: www.brooqly.com
•	App Stores Accounts
•	Social Media Accounts

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